Exhibit 10.4

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.
2007 INCENTIVE PLAN
PERFORMANCE AWARD AGREEMENT (the “Award Agreement”)

This Performance Award (the “Award”) is granted as of February 27, 2015 by Charles River Laboratories International, Inc. (the “Company”) to Thomas F. Ackerman (the “Participant”) on the terms and conditions as set forth in this Award Agreement and in the 2007 Incentive Plan (as amended from time to time, the “Plan”). All capitalized terms used herein shall have the meaning specified in the Plan, unless another meaning is specified herein.
In accordance with this grant, and as a condition thereto, the Company agrees as follows:
SECTION 1.Performance Award; Performance Period; Date of Grant.

Target Award:	8,380 Performance Awards [$600K value divided by same price used to determine annual RS grants for 2/27/15 grant] (the “Target Award”)
Performance Period:	February 27, 2015 through and ending on February 29, 2016 (the “Performance Period”)
Date of Grant:	February 27, 2015
SECTION 2.Nature of Award. The Target Award represents the opportunity to receive a future payment equal to a number of shares of Company common stock, par value $0.01 per share (the “Shares”), to be delivered in the form of - unrestricted stock, as are earned in accordance with Section 3 and Section 4 of this Award Agreement.
SECTION 3.Determination of Number of Shares Earned. The number of Performance Awards earned as of the end of the Performance Period, if any, shall be determined as follows, subject to the Participant’s continued employment through February 29, 2016, except as provided under Section 5 of this Award Agreement:
# of Shares (“Final Award”) = Payout Percentage x Target Award
The “Payout Percentage” shall be determined by the Compensation Committee of the Board of Directors of the Company (the “Administrator”) in its sole discretion based on the Performance Criteria set out in Appendix I hereto. The Payout Percentage may be as low as 0%, or as high as 100%. The Administrator shall make the determination of the Payout Percentage, and grant the Final Award, if any, at a meeting of the Administrator to occur in the first calendar quarter of Fiscal Year 2016; provided, however, that the Administrator has the discretion to make such determination and/or grant of Final Award at such time or times as it deems acceptable in the sole discretion of the Administrator.
SECTION 4.Payment of Performance Shares. The Performance Awards payable to the Participant as determined by the Payout Percentage calculated pursuant to Section 3 shall be as follows:

•	One hundred percent (100%) of the Performance Awards will be paid in the form of Stock (without any restrictions thereupon).
SECTION 5.Termination of Employment.
(a)If the Participant’s employment with the Company is terminated by the Company or by the Participant (other than by the death of the Participant) prior to the end the Performance Period, the provisions of Section 4.e.(5-6) of the Plan shall govern.

(b)If the Participant’s employment with the Company is terminated by reason of death prior to the end of the Performance Period, the provisions of Sections 4.e.(5) and 4.e.(7) of the Plan shall govern.
(c)For purposes of the Plan and the Award Agreement, a transfer of employment from the Company to any subsidiary of the Company or vice versa, or from one subsidiary to another, shall not be considered a termination of employment.
SECTION 6.Tax Withholding. Pursuant to paragraph 4.a.(6) of the Plan, the Administrator shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company, an amount sufficient to satisfy any federal, state, local or other taxes required by applicable law to be withheld with respect to payment of the Award.
SECTION 7.No Employment Commitment; Rights as a Shareholder. Nothing herein contained or contained in the Plan shall be deemed to be or constitute an agreement or commitment by the Company to continue to employ the Participant for the period within which this Performance Award may be earned or exercised. The Participant acknowledges and agrees that his or her employment with the Company shall remain on an “at will” basis and that the Company may terminate the employment of the Participant with our without cause at any time. The Participant shall have no rights as a shareholder with respect to the Shares subject to the Performance Award until the Shares with respect to the Performance Award have been issued.
SECTION 8.Limitation of Rights; Dividend Equivalents. Prior to the receipt of shares of Common Stock as outlined above, Participant shall not have (i) any rights of ownership of the shares of Common Stock subject to the Performance Awards before the issuance of such shares, (ii) any right to vote such shares, or (iii) the right to receive any cash dividends paid on shares underlying Performance Awards if and when cash dividends are paid to shareholders of the Company.
SECTION 9.Periodic Updates. From time to time, as the Company and/or the Administrator may request, the Participant shall report as to the progress he or she is making towards satisfaction of the Performance Criteria set forth on Appendix I hereto (including, without limitation, an estimation of the Participant’s then-current belief as to whether the Performance Criteria will be satisfied by the conclusion of the Performance Period).
SECTION 10.Transferability. This Performance Award is not transferable by the Participant otherwise than by will or the laws of descent and distribution.
SECTION 11.Ratification of Actions. By accepting the Award or other benefit under the Plan, the Participant and each person claiming under or through him or her shall be conclusively deemed to have indicated the Participant’s acceptance and ratification of, and consent to, any action taken under the Plan or the Award by the Company, the board or the Administrator. All decisions or interpretations of the Company, the Board and the Administrator upon any questions arising under the Plan and/or this Award Agreement shall be binding, conclusive and final on all parties. In the event of any conflict between any provision of the Plan and this Award Agreement, the terms and provisions of the Plan shall control.
SECTION 12.Notices. Any notice hereunder to the Company shall be addressed to its office, 251 Ballardvale Street, Wilmington, MA 01887, Attention: Corporate Executive Vice President, Human Resources, General Counsel & Chief Administrative Officer, and any notice hereunder to the Participant shall be addressed to him or her at the address specified on the Award Agreement, subject to the right of either party to designate at any time hereafter in writing some other address.
SECTION 13.Entire Agreement; Governing Law. The Plan and this Award Agreement constitute the entire agreement with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that is materially adverse to your interest except by means of a writing signed by the Company and you. This Award Agreement is governed by the internal substantive laws but not the choice of law rules of Delaware.
YOU ARE HEREBY INFORMED THAT THIS AWARD IS SUBJECT TO ALL TERMS AND CONDITIONS OF THE PLAN, A COPY OF WHICH IS ATTACHED HERETO. YOU ARE HEREBY INFORMED THAT ALL DECISIONS OR INTERPRETATIONS OF THE ADMINISTRATOR UPON ANY QUESTIONS ARISING UNDER THE PLAN OR THIS AWARD AGREEMENT ARE FINAL, BINDING AND CONCLUSIVE.
SECTION 14.Financial Statements. The Company’s most recent Annual Report to Shareholders containing the Company’s audited financial statements for the last three (3) years and its Annual Report on Form 10-K is available on the Company’s website at http://www.criver.com.

SECTION 15.Recoupment. Shares awarded under this Award Agreement are subject to recoupment in accordance with the Company’s Corporate Governance Guidelines, as may be revised from time to time, and/or any other so-called recoupment, clawback or similar policy that may be approved by the Board of Directors of the Company or any committee thereof.
SECTION 16.Adjustments; Effect of Certain Transactions. The number of Shares covered by the Performance Awards shall be adjusted as set forth in Section 5 of the Plan to reflect dividends or other distributions, recapitalizations, stock splits, reverse stock splits, reorganizations, mergers, consolidations, split-ups, spin-offs, combinations, repurchases or exchanges. In the event of a Covered Transaction (as defined in the Plan) (other than an Excluded Transaction (as defined in the Plan) in which this Award shall have been assumed or substituted for as provided in the Plan) that occurs (A) on or prior to February 29, 2016, the # of Shares shall be deemed to be equal to the Target Award.
SECTION 17.Section 409A of the Code.    This Award is intended to be excepted from coverage under and/or comply with Section 409A of the Internal Revenue Code, as amended (the “Code”) and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without Participant’s consent, modify or amend the terms of this Award Agreement, impose conditions on the timing and effectiveness of the issuance of the Performance Awards, and/or take any other action it deems necessary to cause this Award Agreement to be exempted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). Notwithstanding, Participant recognizes and acknowledges that Section 409A may affect the timing and recognition of payments due hereunder, and may impose upon the Participant certain taxes or other charges for which the Participant is and shall remain solely responsible. In order to minimize the application of Section 409A of the Code, the Company will deliver the Performance Shares, if any, to the Participant, between January 1, 2016 and March 15, 2016, or, if earlier, in the year following the Participant’s death. If the Company considers the Participant to be one of its “specified employees” and the Participant is a U.S. taxpayer, in each case, at the time of his or her “separation from service” (as such terms are defined in the Code) from the Company, no conversion specified hereunder shall occur prior to the expiration of the six-month period measured from the date of the Participant’s separation from service from the Company to the extent required to comply with Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Award to be executed under its corporate seal by its duly authorized officer.

CHARLES RIVER LABORATORIES INTERNATIONAL, INC.

____________________________________
James C. Foster
Chairman, President & CEO

DATE: ______________________________

PARTICIPANT

____________________________________
Thomas F. Ackerman

DATE: ______________________________

Appendix I to Performance Award Agreement

Participant:    Thomas F. Ackerman
Title:        Corporate Executive Vice President & Chief Financial Officer
Target Award:      8,380 Performance Awards
Date of Grant:    February 27, 2015

Performance Criteria:

Successful transition of CFO duties to named successor, as assessed by the Chairman, President & CEO or his designee.